ANCORA TRUST

AMENDED AND RESTATED DISTRIBUTION

AND SHAREHOLDER SERVICING PLAN

WHEREAS, Ancora Trust (the “Trust”) is engaged in business as an open-endinvestment company registered under the Investment Company Act of 1940 (the“1940 Act”) and the Trust desires to compensate Ancora Securities, Inc.(“Distributor”) for providing the services described herein with respect to theshares ofbeneficial interest (“Shares”) of any of the Trust’s Funds (the “Funds”) listedin Exhibit A hereto; and

WHEREAS, the Trustees of the Trust have determined that there is areasonable likelihood that the following Plan will benefit the Funds of theTrust and the Shareholders of such Funds; and

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of theTrust must adopt a plan under which the Distributor will provide thedistribution services stated in Section 2;

WHEREAS, the Trustees of the Trust wish to adopt a plan under which theDistributor will provide or cause to be provided to Shareholders some or all ofthe shareholder services stated in Section 3; and

WHEREAS, the following Plan amends and restates the Distribution and Shareholder Servicing Plan dated as of January 9, 2009.

NOW, THEREFORE, the Trustees of the Trust hereby adopt the following Plan.

1.

Purpose. The Trust has adopted this Plan to enable the Trust to directlyor indirectly bear expenses relating to the distribution of the Shares of theTrust and for the provision of shareholder services.

2.

Distribution Services. The Trust will pay fees up to the amount setforth in Section 4 below for distribution services, at the rate of compensationset forth in Exhibit A, as may be amended from time to time by votes of themajority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees(as defined in Section 11 herein), cast in person at a Board of Trustees meetingcalled for the purpose of voting on this Plan or such agreement. These feesare paid (i) to the Distributor for its services in connection withdistribution assistance; or (ii) to financial institutionsand intermediaries such as banks, savings and loan associations, insurancecompanies and investment counselors, broker-dealers, and mutual fund supermarkets(“Service Providers”) as compensation for servicesor reimbursement of expenses incurred in connection with distributionassistance.

3.

Shareholder Services. The Trust will also pay fees up to the amountset forth in Section 4 below for shareholder services, at the rate ofcompensation set forth in Exhibit A, as may be amended from time to time. These fees are paid to the Distributor and Service Providers for shareholder services, including: (i) maintaining accounts relating toShareholders that invest in Shares; (ii) arranging for bank wires; (iii)responding to Shareholder inquiries relating to the services performed by theDistributor and/or Service Providers; (iv) responding to inquiries fromShareholders concerning their investment in Shares; (v) assisting Shareholdersin changing dividend options, account designations and addresses; (vi) providinginformation periodically to Shareholders showing their position in Shares; and(vii) forwarding shareholder communications from the Funds such as proxies,shareholder reports, annual reports, and dividend distribution and tax noticesto Shareholders.

4.

Fee Limits. Aggregate fees paid to the Distributor pursuant to Section 2above shall not exceed fifty basis points (0.50%) and fees paid to theDistributor pursuant to Section 3 above shall not exceed twenty-five basispoints (0.25%).

5.

Approval. This Plan shall not take effect with respect to any Fund orClass of Shares thereof until it has been approved together withany related agreements, by votes of the majority of both (i) the Trustees of theTrust and (ii) the Qualified Trustees (as defined in Section 11 herein), cast inperson at a Board of Trustees meeting called for the purpose of voting on thisPlan or such agreement.

6.

Continuance. This Plan shall continue in effect for a period of more thanone year after it takes effect, only for so long as such continuance isspecifically approved at least annually in the manner provided in Section 5 herein for the approval of this Plan.

7.

Reports. Any person authorized to direct the disposition of monies paidor payable by the Trust pursuant to this Plan or any related agreement shallprovide to the Trustees of the Trust, at least quarterly, a written report ofthe amounts so expended and the purposes for which such expenditures were made.

8.

Termination. This Plan may be terminated at any time by the vote of amajority of the Qualified Trustees or by vote of a majority of the outstandingvoting securities of the Shares of the Funds.

9.

Related Agreement. All agreements with any person relating to implementation ofthis Plan shall be in writing, and any agreement related to this Plan shallprovide (a) that such agreement may be terminated at any time, without paymentof any penalty, by the vote of a majority of the Qualified Trustees or by thevote of a majority of the outstanding voting securities of the Shares of theFunds, on not more than 60 days written notice to any other party to theagreement; and (b) that such agreement shall terminate automatically in theevent of its assignment.

10.

Amendment. This Plan may not be amended to increase the amount ofdistribution expenses permitted pursuant to Section 4 hereof without theapproval of Shareholders holding a majority of the outstanding voting securitiesof the Shares of the Funds or Class affected, and all material amendments tothis Plan shall be approved in the manner provided in Section 5herein for the approval of this Plan.

11.

Qualified Trustees. As used in this Plan, (a) the term “Qualified Trustees” shallmean those Trustees of the Trust who are not interested persons of the Trust,and have no direct or indirect financial interest in the operation of this Planor any agreements related to it, and (b) the terms “assignment” and “interestedperson” shall have the respective meanings specified in the 1940 Act and therules and regulations thereunder, subject to such exemptions as may be grantedby the Securities and Exchange Commission.

12.

Governance Standards. While this Plan is in effect, the Board of Trustees of theTrust shall satisfy the fund governance standards as defined Rule 0-1(a)(7) ofthe 1940 Act.

13.

Agreements. This Plan shall not obligate the Trust or any other party toenter into an agreement with any particular person.

Amended as of January 1, 2013.

EXHIBIT A

ANCORA TRUST

DISTRIBUTION AND SHAREHOLDER SERVICING FEES

Subject to the limitations imposed by Section 4 of the Plan and Rule 2830 of theNASD’s Conduct Rules, the current level of fees payable to the Distributorpursuant to Sections 2 and 3 of the Plan are set forth below for the followingFunds:

Distribution Fee
Fund	Class C Shares	Class I Shares
Ancora Income Fund	Twenty-Five basis points (0.25%)	None
Ancora Equity Fund	Fifty basis points (0.50%)	None
Ancora Thelen Small-Mid Cap Fund	Fifty basis points (0.50%)	None
Ancora Microcap Fund	Fifty basis points (0.50%)	None
Ancora Special Opportunity Fund	Fifty basis points (0.50%)	None

Shareholder Service Fee
Fund	Class C Shares	Class I Shares
Ancora Income Fund	Twenty-Five basis points (0.25%)	None
Ancora Equity Fund	Twenty-Five basis points (0.25%)	None
Ancora Thelen Small-Mid Cap Fund	Twenty-Five basis points (0.25%)	None
Ancora Microcap Fund	Twenty-Five basis points (0.25%)	None
Ancora Special Opportunity Fund	Twenty-Five basis points (0.25%)	None

Calculation of Fees
Distribution and Shareholder Service fees are based on a percentage of theFunds’ average daily net assets attributable to shares of each listed class of each Fund.

Dated:  January 1, 2013